UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

July 27, 2012

TNP Strategic Retail Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54376	90-0413866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Main Street, Suite 700

Irvine, California 92614

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 833-8252

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, TNP Strategic Retail Trust, Inc. (the “Company”), TNP Strategic Retail Operating Partnership, LP, the Company’s operating partnership (“Operating Partnership”), and TNP Strategic Retail Advisor, LLC, the Company’s external advisor (the “Advisor”), are party to an Amended and Restated Advisory Agreement, dated as of August 7, 2010 (as subsequently amended, the “Advisory Agreement”), which provides for, among other matters, the management of the Company’s and the Operating Partnership’s day-to-day activities by the Advisor.

On August 2, 2012, the Company, the Operating Partnership and the Advisor entered into Amendment No. 4 to the Advisory Agreement (“Amendment No. 4”), effective as of August 7, 2012. Amendment No. 4 amended the Advisory Agreement to, among other things:

•	Renew the term of the Advisory Agreement for an additional one-year term expiring on August 7, 2013.

•

Establish a requirement that the Company maintain at all times a cash reserve of at least $4,000,000 and provide that the Advisor may deploy any cash proceeds in excess of the cash reserve for the business of the Company pursuant to the terms of the Advisory Agreement.

•

Delete in its entirety Section 13 of the Advisory Agreement, which provided, among other things, that before the Company could complete a business combination with the Advisor to become self-administered, certain conditions would have to be satisfied, including (i) the formation of a special committee comprised entirely of the Company’s independent directors, (ii) the receipt of an opinion from a qualified investment banking firm concluding that consideration to be paid to acquire the Advisor was financially fair to the Company’s stockholders and (iii) the approval of the business combination by the Company’s stockholders entitled to vote thereon in accordance with the Company’s charter.

The material terms of Amendment No. 4 described herein are qualified in their entirety by Amendment No. 4, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director and Executive Officer

On July 27, 2012, James R. Wolford notified the Company of his resignation from his position as a member of the Company’s board of directors (the “Board”), effective July 27, 2012. Mr. Wolford’s resignation from his position as a director was not the result of any disagreements between Mr. Wolford and the Company on any matters relating to the Company’s operations, policies or practices.

On July 27, 2012, Mr. Wolford also notified the Company of his resignation from his positions as the Chief Financial Officer, Treasurer and Secretary of the Company and as the Chief Financial Officer, Treasurer and Secretary of the Advisor, effective immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012, which the Company expects to file with the SEC on or about August 14, 2012. Mr. Wolford will continue to serve in his capacity as President and Chief Operating Officer of the Company’s sponsor, Thompson National Properties.

Election of Director and Officer

On July 27, 2012, the Board appointed Dee R. Balch as a director to fill the vacancy on the Board created by the resignation of Mr. Wolford. The appointment of Ms. Balch was not made pursuant to any arrangement or understanding between Ms. Balch and any other person.

On July 27, 2012, the Board appointed Ms. Balch to serve as the Chief Financial Officer, Treasurer and Secretary of the Company effective upon Mr. Wolford’s resignation from those positions.

Dee R. Balch, 48, is a Certified Public Accountant with more than 20 years of accounting, reporting and real estate experience. Prior to joining Thompson National Properties in April 2012, Ms. Balch served from January 2010 to February 2012 as Senior Vice President, Finance and Accounting for Buchanan Street Partners, a real estate investment management company. Ms. Balch’s career also includes 14 years with Ernst and Young LLP, a major international public accounting firm, from 1996 to 2010 with her last position there as Executive Director overseeing the assurance practice. Ms. Balch’s past experience also includes serving as the internal auditor for Florida Power & Light Company, a large publicly-traded Florida utility company, as a senior auditor for KPMG Peat Marwick, and as a financial analyst for Citicorp Savings based in Miami, Florida. Ms. Balch earned a Bachelor of Science in Systems Analysis and a Master of Business of Administration from the University of Miami. Additionally, Ms. Balch holds a Bachelor of Science in Accounting from Florida Atlantic University. Ms. Balch is a Certified Public Accountant with an active license and is a member of the American Institute of Certified Public Accountants and the California Society of CPAs.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Amendment No. 4 to Amended and Restated Advisory Agreement, dated August 2, 2012 and effective as of August 7, 2012, by and among TNP Strategic Retail Trust, Inc., TNP Strategic Retail Operating Partnership, LP and TNP Strategic Retail Advisor, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNP STRATEGIC RETAIL TRUST, INC.

Date: August 2, 2012	By:	/s/ James R. Wolford
James R. Wolford
Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Amendment No. 4 to Amended and Restated Advisory Agreement, dated August 2, 2012 and effective as of August 7, 2012, by and among TNP Strategic Retail Trust, Inc., TNP Strategic Retail Operating Partnership, LP and TNP Strategic Retail Advisor, LLC